Exhibit 5.1

(Wilson Sonsini Goodrich & Rosati, Professional Corporation Letterhead)

May 11, 2017

Savara Inc.

900 S. Capital of Texas Highway, Suite 150

Austin, TX 78746

RE:	Registration Statement on Form S-8 for Issuance of Common Stock under the Savara Inc. Stock Option Plan

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 1,715,026 shares of your common stock (the “Shares”) that are issued or issuable under the Savara Inc. Stock Option Plan (the “Stock Option Plan”). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Stock Option Plan.

It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Stock Option Plan and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner referred to in the Stock Option Plan and pursuant to the agreements which accompany the Stock Option Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation